EXHIBIT (d)(1)(b)

Form of Amended and Restated Schedule A

to the Investment Advisory Agreement between

Calvert World Values Fund, Inc. and Calvert Research and Management

Schedule A to the Investment Advisory Agreement dated December 31, 2016 between Calvert World Values Fund, Inc. and Calvert Research and Management (the “Adviser”) is hereby amended and restated as follows:

Schedule A

As compensation pursuant to Section 2 of the Agreement, the Adviser is entitled to receive an annual advisory fee (the “Fee”) as shown below.

Calvert Mid-Cap Fund (formerly Calvert Capital Accumulation Fund)
Average Daily Net Assets for the Month	Annual Fee Rate
All Assets	0.65%

Calvert Emerging Markets Equity Fund
Average Daily Net Assets for the Month	Annual Fee Rate
All Assets	0.75%

Calvert International Equity Fund
Average Daily Net Assets for the Month	Annual Fee Rate
Up to and including $250 million	0.75%
Over $250 million up to and including $500 million	0.725%
Over $500 million	0.675%

Calvert International Opportunities Fund
Average Daily Net Assets for the Month	Annual Fee Rate
All Assets	0.75%

Calvert Emerging Markets Advancement Fund
Average Daily Net Assets for the Month	Annual Fee Rate
All Assets	0.63%

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on this _____ day of _______, 2019.

Calvert World Values Fund, Inc.	Calvert Research and Management

Name: Maureen A. Gemma	Name: Katy Burke
Title: Vice President	Title: Vice President